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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-89491 of Summit Design, Inc. on Form S-4 of our report dated December 3, 1999 relating to the financial statements of Viewlogic Systems, Inc. (the report on the consolidated financial statements which expresses an unqualified opinion and includes an explanatory paragraph referring to the basis of presentation discussed in Note 1 to the consolidated financial statements) appearing in the Joint Proxy Statement/ Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
February 8, 2000